EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following registration statements:

(1)	Registration Statement (Form S-3 No. 333-225828)

(2)	Registration Statement (Form S-3 No. 333-225832)

(3)	Registration Statement (Form S-3 No. 333-225835)

(4)	Registration Statement (Form S-3 No. 333-227945)

(5)	Registration Statement (Form S-4 No. 333-216887)

(6)	Registration Statement (Form S-8 No. 333-188999)

(7)	Registration Statement (Form S-8 No. 333-205617)

(8)	Registration Statement (Form S-8 No. 333-212929)

(9)	Registration Statement (Form S-8 No. 333-227948)

of our report dated April 26, 2019, with respect to the consolidated financial statements of Flywheel Bakken, LLC as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and the period from March 27, 2017 (inception) to December 31, 2017, included in this Current Report on Form 8-K/A of Northern Oil and Gas, Inc.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

September 13, 2019